Exhibit 10.3

STATE OF NORTH CAROLINA

COUNTY OF WAKE

EMPLOYEE DEFERRED COMPENSATION,

CONSULTATION, POST-RETIREMENT

NON-COMPETITION AND DEATH BENEFIT AGREEMENT

THIS AGREEMENT is made, entered into and effective as of the 24th day of May, 2004, by and between THE FIDELITY BANK, a North Carolina banking corporation with its principal office in Fuquay-Varina, North Carolina (“Employer”) and ERNEST W. WHITLEY (“Employee”);

W I T N E S S E T H

WHEREAS, Employee is an employee of Employer who has provided guidance, leadership and direction in the growth, management and development of Employer and has learned trade secrets, confidential procedures and information, and technical and sensitive plans of Employer; and,

WHEREAS, Employer desires to limit Employee’s availability to other employers or entities which are in competition with Employer following Employee’s retirement from employment with Employer; and,

WHEREAS, Employer has offered to Employee a non-competition arrangement and a deferred compensation/consultation arrangement together with a death benefit arrangement for Employee’s designated beneficiary or estate, as applicable, and the parties hereto have reached an agreement concerning those arrangements and other matters contained herein and desire to set forth the terms and conditions thereof.

NOW, THEREFORE, for and in consideration of the mutual promises and undertakings herein set forth, Employee and Employer hereby agree as follows:

1. Deferred Compensation/Consultation Payments. In the event Employee retires from employment on Employee’s “Retirement Date” (as defined below), Employer shall pay to Employee the sum of Two Thousand Eighty-Three and 33/100 Dollars ($2,083.33) per month, beginning not later than two months after Employee’s Retirement Date, for a period of ten years following Employee’s Retirement Date or until his death, whichever first occurs (“Deferred Compensation/Consultation Payments”). Such monthly payments shall be paid for and in consideration of Employee’s support, sponsorship, advisory and other services provided to Employer (“Consultation Services”); such sum to be payable to Employee whether or not Employee’s Consultation Services have been utilized by Employer. Except as set forth below, Deferred Compensation/Consultation Payments hereunder shall be payable each month without deductions and Employee agrees to be solely responsible for the payment of all income and other taxes out of said funds and all Social Security, self-employment and any other taxes or assessments, if any applicable on said compensation.

For and in consideration of said monthly Deferred Compensation/Consultation Payments to Employee, Employee will provide Consultation Services as an independent contractor to Employer, as and when Employer may request, which services may be provided with respect to all phases of Employer’s business and particularly those phases in which Employee has particular expertise and knowledge. Employee’s services shall be limited to those of an independent consultant, shall not be on a day-to-day regularly scheduled operational basis and shall be provided only when Employee is reasonably available and willing. Employer shall make available to Employee such office space and equipment as are reasonably necessary for Employee to carry out the obligations under this Agreement and shall reimburse Employee for any extraordinary expenses incurred in carrying out the obligations hereunder.

Effective as of Employee’s Retirement Date, Employee and Employer agree that Employee shall be, under the terms of this Agreement, an independent contractor, and Employee agrees that his rights and privileges and his obligations are as provided in this Agreement as to matters covered herein.

Notwithstanding the foregoing, if Employer determines that the Deferred Compensation/Consulting Payments will constitute deferred compensation rather than payments for Consultation Services, such payments shall be subject to any and all applicable withholding, Social Security, employment, income and other taxes or assessments, if any, which apply to deferred compensation under the applicable tax law.

If Employee should die during the ten-year period during which Deferred Compensation/Consultation Payments are being made under this Paragraph 1, then those payments shall terminate and future payments, if any, shall be made to Employee’s designated beneficiary(ies) or Employee’s estate in accordance with the provisions of Paragraph 3 of this Agreement.

As used in this Agreement, the term “Retirement Date” shall mean the last day of the calendar month in which Employee attains the age of sixty-five (65), or such other date prior or subsequent thereto as Employer and Employee shall agree in writing to treat as the “Retirement Date” for purposes of this Agreement. Employer and Employee hereby acknowledge that compulsory retirement is not enforceable except as provided by law. Employer and Employee further agree that no provision herein shall be construed as requiring Employee’s retirement except as may now or hereafter be permitted by law.

2. Non-competition Payments. In the event Employee retires from his employment with Employer on the Retirement Date, Employer shall pay to Employee the sum of Six Thousand Two Hundred Fifty and 00/100 Dollars ($6,250.00) per month, beginning not later than two months after Employee’s Retirement Date, for a period of ten years following Employee’s Retirement Dateor until his death, whichever first occurs. Such monthly payments shall be paid for and in consideration of Employee’s agreement in this Paragraph 2 below (Employee’s “Covenant Not To Compete”). Payments hereunder (“Non-competition Payments”) shall be payable each month without deductions and Employee agrees to be solely responsible for the payment of all income or other taxes or assessments, if any, applicable on those payments.

For and in consideration of monthly Non-competition Payments to Employee, Employee agrees not to become an officer or employee of, provide any consultation to, nor participate in any manner with, any other entity of any type or description involved in any major element of business which Employer is performing at the time of Employee’s Retirement Date, nor will Employee perform or seek to perform any consultation or other type of work or service with any other firm, person or entity, directly or indirectly, in any such business which competes with Employer, whether done directly or indirectly, in ownership, consultation, employment or otherwise. Employee agrees not to reveal to outside sources, without the consent of Employer, any matters, the revealing of which could, in any manner, adversely affect or disclose Employer’s business or any part thereof, unless required by law to do so. This Covenant Not To Compete by Employee is limited to the geographic area consisting of the counties in which Employer shall maintain a banking or other business office at the time of Employee’s Retirement Date, shall exist for and during the term of all payments to be made under this Paragraph 2, whether made directly by Employer or as otherwise provided herein, and shall not prevent Employee from purchasing or acquiring, as an investor only, a financial interest of less than 5% in a business or other entity which is in competition with Employer.

Employee acknowledges that the remedy at law for breach of Employee’s Covenant Not To Compete will be inadequate and that Employer shall be entitled to injunctive relief as to any violation thereof; however, nothing herein shall be construed as prohibiting Employer from pursuing any other remedies available to it, in addition to injunctive relief, whether at law or in equity, including the recovery of damages. In the event Employee shall breach any condition of Employee’s Covenant Not To Compete, then Employee’s right to any of the payments becoming due under Paragraphs 1 and 2 of this Agreement after the date of such breach shall be forever forfeited and the right of Employee’s designated beneficiary(ies) or Employee’s estate to any payments under this Agreement shall likewise be forever forfeited. This forfeiture is in addition to and not in lieu of any of the above-described remedies of Employer and shall be in addition to any injunctive or other relief as described herein. Employee further acknowledges that any breach of Employee’s Covenant Not To Compete shall be deemed a material breach of this Agreement.

If Employee should die during the ten-year period during which Non-competition Payments are being made under this Paragraph 2, then those payments shall terminate and future payments, if any, shall be made to Employee’s designated beneficiary(ies) or Employee’s estate in accordance with the provisions of Paragraph 3 of this Agreement.

3. Continuation of Payments. Upon Employee’s death during the original ten-year period of payments under Paragraphs 1 and 2 above, the sum of Eight Thousand Three Hundred Thirty-Three and 33/100 Dollars ($8,333.33) per month shall be paid to such individual or individuals as Employee shall have designated in writing as his beneficiary(ies) as provided in Paragraph 11 below or, in the absence of such designation, to Employee’s estate, as applicable, beginning the first calendar month following the date of Employee’s death and continuing thereafter until the expiration of said original ten-year period. Once the Deferred Compensation/Consultation Payments and Non-competition Payments have begun, whether paid by Employer or as otherwise provided herein, the maximum payment period under this Agreement shall be ten years. Payments hereunder shall be payable each month without deductions and the recipient shall be solely responsible for the payment of all income and other taxes and assessments, if any, applicable on those payments.

4. Death Benefits. In the event Employee dies while employed by Employer prior to Employee’s Retirement Date, Employer will pay the sum of Eight Thousand Three Hundred Thirty-Three and 33/100 Dollars ($8,333.33) per month for a period of ten years, to such individual or individuals as Employee shall have designated in writing as his beneficiary(ies) as provided in Paragraph 11 below or, in the absence of such designation, to Employee’s estate, as applicable. The first payment shall be made not later than two months following Employee’s death. Payments under this Paragraph 4 shall be payable each month without deductions and the recipient shall be solely responsible for the payment of all income and other taxes and assessments, if any, applicable on those payments.

5. Forfeiture of Benefits. This Agreement is subject to termination by Employer at any time and without stated cause. In the event Employer shall terminate this Agreement, Employee shall forfeit all rights to receive any payment provided for herein. Likewise, in the event Employee’s employment with Employer is terminated, either voluntarily or involuntarily, for any reason other than retirement on his Retirement Date or his death, Employee shall forfeit all rights to receive any payment provided for herein. Employee acknowledges and agrees that any benefit provided for herein is merely a contractual benefit and that nothing contained herein shall be construed as conferring upon Employee any vested benefits or any vested rights to receive any payment provided for herein and that any and all payments provided for herein shall be subject to a substantial risk of forfeiture until such time as said payments are actually made by Employer.

6. Claims Procedure. Any claim for benefits under this Agreement shall be made in writing to Employer. If any claim for benefits under this Agreement is wholly or partially denied, notice of the decision shall be furnished to the claimant within a reasonable period of time, not to exceed 90 days after receipt of the claim by Employer, unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed the period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date on which the administrator expects to render a decision.

Employer shall provide every claimant who is denied a claim for benefits written notice setting forth, in a manner calculated to be understood by the claimant, the following: (i) specific reasons for the denial; (ii) specific reference to pertinent provisions upon which the denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the Agreement’s claims review procedure as set forth below.

The claimant may appeal the denial of his claim to Employer for a full and fair review. The claimant or his duly authorized representative may request a review upon written application to Employer, review pertinent documents, and submit issues and comments in writing. A claimant (or his duly authorized representative) shall request a review by filing a written application for review with Employer or its designee (the “Reviewer”) at any time within 60 days after receipt by the claimant of written notice of the denial of his claim.

The decision on review shall be made by the Reviewer, who may, in its or his discretion, hold a hearing on the denied claim; the Reviewer shall make this decision promptly, and not later than 60 days after Employer receives the request for review, unless special circumstances require extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If such an extension of time for review is required, written notice of the extension (including the special circumstances requiring the extension of time) shall be furnished to the claimant prior to the commencement of the extension. In the event that the decision on review is not furnished within the time period set forth in this paragraph, the claim shall be deemed denied on review.

The decision on review shall be in writing and shall include reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent provisions in the relevant documents on which the decision is based.

7. Assignment of Rights; Spendthrift Clause. Neither Employee nor Employee’s estate or any designated beneficiary shall have any right to sell, assign, transfer or otherwise convey the right to receive any payment hereunder. To the extent permitted by law, no benefits payable under this Agreement shall be subject to the claim of any creditor of Employee or Employee’s estate or any designated beneficiary, or to any legal process by any creditor of any such person.

8. Unfunded Plan. Employee and Employer do not intend that the amounts payable hereunder be held by Employer in trust or as a segregated fund for Employee or any other person entitled to payments hereunder. The benefits provided under this Agreement shall be payable solely from the general assets of Employer, and neither Employee nor any other person entitled to payments hereunder shall have any interest in any assets of Employer by virtue of this Agreement. Employer’s obligation under this Agreement shall be merely that of an unfunded and unsecured promise of Employer to pay money in the future. To the extent that this Agreement should be deemed to be a “pension plan,” Employee and Employer intend that it be unfunded for federal income tax purposes, as well as for Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

9. Payments and Funding. Any payments under this Agreement shall be independent of, and in addition to, those under any other plan, program or agreement which may be in effect between the parties hereto, or any other compensation payable to Employee or Employee’s designee by Employer. This Agreement shall not be construed as a contract of employment nor does it restrict the right of Employer to discharge Employee at will or the right of Employee to terminate his employment at will.

Employer may, in its sole discretion, purchase an insurance policy on the life of Employee to fund or assist in the funding of this Agreement. Employee agrees to promptly supply to Employer and its selected or prospective insurance carrier, upon request, any and all information requested, in order to enable the insurance carrier to evaluate the risks involved in providing the insurance requested by Employer. Any and all rights to any and all benefits under such insurance policy on the life of Employee shall be solely the property of Employer and all proceeds of such policy shall be payable by the insurer solely to Employer, as owner of such policy. Employee specifically waives any rights in any insurance policy on Employee’s life owned by Employer pursuant to this Agreement. Such policy shall not serve in any way as security to Employee for Employer’s performance under this Agreement. The rights accruing to Employee or any designee hereunder shall be solely those of an unsecured creditor of Employer and shall be subordinate to the rights of the depositors of Employer.

Employer may, in its sole discretion, discharge its liabilities under this Agreement to Employee, Employee’s designated beneficiary(ies) or Employee’s estate at any time by the purchase of an annuity from a reputable insurance or similar company authorized to do, and doing, business in North Carolina and the assignment of the rights under said annuity to the benefit of Employee, Employee’s designated beneficiary(ies) or Employee’s estate. If this option is exercised by Employer, all rights accruing to Employee, Employee’s designated beneficiary(ies) or Employee’s estate hereunder shall be governed solely by the annuity contract and any election made under said annuity contract; and Employer shall be fully discharged from any further liabilities to Employee, Employee’s designated beneficiary(ies) or Employee’s estate under this Agreement.

Employer may, in its sole discretion, discharge its liabilities under this Agreement to Employee, Employee’s designated beneficiary(ies) or Employee’s estate at any time by determining the present value of the payments due hereunder, said amount to be determined by the use of the U.S. Government bond rate for the nearest year applicable to the time of the payments due hereunder for the present value computation, and once determined, by payment of said amount in a lump sum to Employee, Employee’s designated beneficiary(ies) or Employee’s estate, as applicable.

10. Survivor Annuities and QDROs. Nothing contained in this Agreement is intended to give or shall give any spouse or former spouse of Employee or any other person any right to benefits under this Agreement by virtue of sections 401(a)(11) and 417 of the Internal Revenue Code (relating to qualified preretirement survivor annuities and qualified joint and survivor annuities) or Internal Revenue Code sections 401(a)(13)(B) and 414(p) (relating to qualified domestic relations orders).

11. Designation of Beneficiary(ies). In order to designate one or more beneficiaries as described in Paragraph 3 or 4 above, Employee shall file a written designation with Employer in the form attached as Exhibit A this Agreement. Each such designation shall specify, by name(s), the person(s) to whom any amounts payable under this Agreement shall be paid following Employee’s death. From time to time, Employee may change or revoke a beneficiary designation without the consent of the beneficiary(ies) by filing a new beneficiary designation form with Employer, and the filing of a new designation form automatically shall revoke any and all designation forms previously filed with Employer. A beneficiary designation form not properly filed with Employer prior to Employee’s death shall be of no force or effect under this Agreement.

Subject to reasonable restrictions imposed by Employer and to Employer’s right to refuse to accept such a designation for reasons satisfactory to it, Employee may designate more than one beneficiary and/or alternative or contingent beneficiaries, in which case Employee’s designation form shall specify the relative shares and terms and conditions upon which amounts shall be paid to such multiple or alternative or contingent beneficiaries.

If, at the time of Employee’s death, (i) no beneficiary designation is on file with Employer, (ii) no beneficiary designated by Employee has survived Employee, or (iii) there are other circumstances not covered by the beneficiary designation form on file with Employer, then Employee’s estate conclusively shall be deemed to be the beneficiary designated to receive any amounts then remaining payable to Employee under this Agreement.

In making all determinations regarding Employee’s beneficiary, the latest designation form filed by Employee with Employer shall control, and all changes in circumstances that occur after the filing of that designation shall be ignored. For example, if Employee’s spouse is designated as beneficiary in the latest designation filed by Employee but, thereafter, is divorced from Employee, such designation shall remain valid until and unless Employee files a later beneficiary designation form with Employer naming a different beneficiary.

Any check for a payment under this Agreement that is issued on or before the date of Employee’s death shall remain payable to Employee and shall be handled accordingly, whether or not the check actually is received by Employee prior to death. Any check issued after the date of Employee’s death shall be the property of Employee’s beneficiary(ies) determined in accordance with this Paragraph 11.

12. Named Fiduciary and Administrator. (The purpose of this Paragraph is to comply with ERISA in the event any portion of the Plan is subject to ERISA.) The named fiduciary shall be Employer. The named fiduciary shall have the authority to control and manage the operation and administration of this Agreement. The administration of this Agreement shall be under the supervision of a director, officer or employee of Employer (hereinafter referred to as the “Administrator”) designated by the Board of Directors of Employer. It shall be a principal duty of the Administrator to see that this Agreement is carried out in accordance with its terms.

13. Suicide. In the event Employee commits suicide within two years of the execution of this Agreement, all payments provided for herein to be paid to Employee’s designated beneficiary or Employee’s estate shall be forfeited.

14. Binding Effect. This Agreement shall be binding upon Employee, his heirs, personal representatives and assigns, and upon Employer, its successors and assigns.

15. Amendment of Agreement. This Agreement may not be altered, amended or revoked except by a written agreement signed by Employer and Employee.

16. Interpretation. Where appropriate in this Agreement, words used in the singular shall include the plural and words used in the masculine shall include the feminine.

17. Invalid Provision. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were not contained herein.

18. Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of North Carolina.

19. Termination of Prior Agreement. This Agreement replaces in its entirety that certain                      Agreement dated as of                      , by and between Employer and Employee, together with all amendments thereto (the “Prior Agreement”). The Prior Agreement is hereby terminated, and shall have no further force or effect.

IN TESTIMONY WHEREOF, Employer has caused this Agreement to be executed in its corporate name by its President, and attested by its Secretary/Assistant Secretary, all by the authority of its Board of Directors duly given, and Employee has hereunto set his hand and adopted as his seal the typewritten word “SEAL” appearing beside his name, as of the day and year first above written.

THE FIDELITY BANK

By:	/s/ Billy T. Woodard

ATTEST:

/s/ Betty K. Hedgepath
Secretary

/s/ Ernest W. Whitley	(SEAL)
Ernest W. Whitley

9